Exhibit 3.9

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION
OF
TRANS WORLD ENTERTAINMENT CORPORATION

Under Section 805 of the Business Corporation Law

THE UNDERSIGNED, Edwin J. Sapienza, being the Chief Financial Officer of Trans World Entertainment Corporation, hereby certifies:

1.	The name of the Corporation is Trans World Entertainment Corporation (the “Corporation”). The Corporation was originally incorporated under the name of Trans-World Music Corp.

2.	The Certificate of Incorporation of the Corporation was filed by the Department of State on February 7, 1972, and has been amended at various times by action of the Board of Directors and shareholders of the Corporation.

3.	The purpose of this amendment to Article FOURTH of the Certificate of Incorporation, relating to the amount of authorized capital stock of the Corporation, is so that (i) every 20 shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective on the fourteenth of August, two thousand and nineteen, pursuant to the Business Corporation Law of the State of New York (the “Effective Time”), will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share. Any options, warrants or other purchase rights, which immediately prior to the Effective Time represented the right to acquire one or more shares of the Corporation’s common stock will be automatically reclassified as and converted into the right to acquire 1/20 of 1 share of common stock for each share of common stock that such option, warrant or other purchase right previously represented the right to acquire. The exercise price of such options, warrants and purchase rights will be adjusted by multiplying the existing exercise price by 20. As of the Effective Time there are 36,258,839 shares of common stock issued and outstanding, which will be reclassified into 1,812,941 shares of common stock, subject to elimination of fractional shares by rounding up to the nearest share.

4.	Prior to the Effective Time, there were 163,741,161, par value $0.01, unissued shares of common stock and after the Effective Time there will be 198,187,059 shares of unissued common stock, par value $0.01. The unissued shares of common stock are not being reclassified or converted. As a result, the number of unissued shares of common stock will increase by 34,445,898, subject to elimination of fractional shares by rounding up to the nearest share.

5.	Upon the Effective Time, every 20 shares of the Old Common Stock, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”). Any options, warrants or other purchase rights, which immediately prior to the Effective Time represented the right to acquire one or more shares of the Corporation’s common stock will be automatically reclassified as and converted into the right to acquire 1/20 of 1 share of common stock for each share of common stock that such option, warrant or other purchase right previously represented the right to acquire. The exercise price of such options, warrants and purchase rights will be adjusted by multiplying the existing exercise price by 20. Notwithstanding the immediately preceding sentences, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the Company shall round up such fractional interests to the nearest whole number.

6.	Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

7.	The reclassification will not affect the authorized capital stock of the Corporation. To effect the foregoing, Article FOURTH is hereby amended by restating the first two sentences thereof as follows:

FOURTH:  The total number of shares of stock which the corporation shall have the authority to issue is 205,000,000. Of said Shares, 5,000,000 shares shall be of a class designated as Preferred Stock with a par value of $0.01 each and 200,000,000 shares shall be of a class designated as Common Stock with a par value of $0.01 each.

8.	The foregoing amendments to the Certificate of Incorporation were authorized by the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

/s/ Edwin J. Sapienza Name: Edwin J. Sapienza Title: Chief Financial Officer